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Exhibit 16(i) under Form N-1A
Exhibit 99 under Item 601/Reg. S-K




Federated Aggressive Growth Fund
Class B Shares
                                             Yield = 2{(  $0.00      -     $3,663.64            )+1)^6-1}=
                                                          -------------------------------------------------------------------
Computation of SEC Yield                                  195,482    *(    $9.20                -                   0.00000)
As of:  April 30, 1997
                                                          SEC Yield =      -2.43%
                                                                           =====================

Dividend and/or Interest
Inc for the 30 days ended         $0.00

Net Expenses for                  $3,663.64
the Period

Avg Daily Shares
Outstanding and entitled
to receive dividends              195,482

Maximum offering price            $9.20
per share as of 4/30/97

Undistributed net income          0.00000



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